Exhibit 24(a)


                         INDEPENDENT AUDITORS' CONSENT

The Board of Directors and Stockholder
FGIC Securities Purchase, Inc.

         We consent to incorporation by reference in the registration statement on Form S-3, as amended (File No. 333-43729) of FGIC Securities Purchase, Inc. of our report dated January 17, 1998, relating to the financial statements of FGIC Securities Purchase, Inc. as of December 31, 1997 and 1996, and for each of the years in the three-year period ended December 31, 1997 included in the 1997 Form 10-K of FGIC Securities Purchase, Inc. and to the reference of our firm under the heading "Experts" in the Form S-3.

                                                  /s/  KPMG Peat Marwick LLP

New York, New York
December 30, 1998